UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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CROSSTEX ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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CROSSTEX ENERGY, INC.
2501 Cedar Springs Rd.
Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 7, 2010

To the Stockholders of Crosstex Energy, Inc.:

The annual meeting of stockholders of Crosstex Energy, Inc., a Delaware corporation (the “Company”), will be held on Friday, May 7, 2010, at 11:30 a.m., local time, at the Company’s offices located at 2501 Cedar Springs Rd., Dallas, Texas 75201 for the following purposes:

1. To consider and vote upon the election of three Class III directors as members of the Board of Directors to serve until the Company’s 2013 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2. To consider and vote upon a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

3. To consider and vote upon a stockholder proposal to amend the Company’s employment policy to explicitly prohibit discrimination based on sexual orientation and gender identity or expression; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Your Board of Directors recommends that you vote “FOR” the Board’s nominees for directors; “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm; and “AGAINST” the stockholder proposal to amend the Company’s employment policy to explicitly prohibit discrimination based on sexual orientation and gender identity or expression.

The Board of Directors has fixed the close of business on March 17, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Only holders of record of shares of Common Stock of the Company at the close of business on the record date are entitled to notice of and to vote at the meeting. A record of the Company’s activities during 2009 and financial statements for the fiscal year ended December 31, 2009 are contained in the Company’s 2009 Annual Report on Form 10-K.

Your vote is important. All stockholders are cordially invited to attend the meeting. We urge you, whether or not you plan to attend the meeting, to submit your proxy by voting over the Internet or, if you received a paper copy of a proxy or voting instruction card by mail, by completing, signing, dating and mailing the proxy or voting instruction card in the postage-paid envelope provided. If a stockholder who has submitted a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors

Barry E. Davis
President and
Chief Executive Officer

March 25, 2010

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on May 7, 2010:
This Proxy Statement and the accompanying Annual Report to Stockholders are available at:
http://phx.corporate-ir.net/phoenix.zhtml?c=148525&p=proxy

CROSSTEX ENERGY, INC.
2501 Cedar Springs Rd.
Dallas, Texas 75201

PROXY STATEMENT

For Annual Meeting of Stockholders
To Be Held on May 7, 2010

GENERAL

These proxy materials (including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “2009 Annual Report”)) have been made available on the Internet or delivered in paper copy to stockholders of Crosstex Energy, Inc. (the “Company”) in connection with the solicitation by our board of directors (the “Board”) of proxies for use at the annual meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. The approximate date this proxy statement is first furnished to stockholders is March 25, 2010. If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the annual meeting.

Proxies and Voting Instructions

We are mailing to our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials. All stockholders who do not receive the notice will receive a paper copy of the proxy materials by mail.

If you hold shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Company in your name, you can submit your proxy in the following manners:

•	By Internet — Stockholders who received a notice about the Internet availability of the proxy materials may submit proxies over the Internet by following the instructions on the notice. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Mail — Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying postage paid envelope. Proxy cards must be received by us before voting begins at the annual meeting.

If you hold shares of Common Stock through someone else, such as a bank, broker or other nominee, you may get material from them asking you how you want to vote your shares.

You may revoke your proxy at any time prior to its exercise by:

•	Giving written notice of the revocation to our corporate secretary;

•	Appearing and voting in person at the annual meeting;

•	Voting again by Internet before 11:59 p.m., Eastern Time, on May 6, 2010; or

•	Properly submitting a later-dated proxy by delivering a later-dated proxy card to our corporate secretary.

If you attend the annual meeting in person without voting, this will not automatically revoke your proxy. If you revoke your proxy during the meeting, this will not affect any vote previously taken. If you hold shares of Common Stock through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your nominee.

Voting Procedures and Tabulation

We will appoint one or more inspectors of election to act at the annual meeting and to make a written report thereof. Prior to the annual meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares of Common Stock outstanding and the voting power of each, determine the shares of Common Stock represented at the annual meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The determination of the inspectors as to the validity of proxies will be final and binding.

Abstentions and broker non-votes (i.e., proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement for the annual meeting is satisfied. For purposes of determining the outcome of any matter to be voted upon as to which the broker has indicated on the proxy that the broker does not have discretionary authority to vote, these shares will be treated as not present at the meeting and not entitled to vote with respect to that matter, even though those shares are considered to be present at the meeting for quorum purposes and may be entitled to vote on other matters. Brokers and nominees do not have discretionary authority to vote with respect to the election of directors. Abstentions, on the other hand, are considered to be present at the meeting and entitled to vote on the matter abstained from.

To be elected, nominees for director must receive a plurality of the votes cast. This means that the director nominees with the most votes are elected, regardless of whether any nominee received a majority of votes cast. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes and other limited proxies will have no effect on the outcome of the election of directors.

With regard to the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and the stockholder proposal to amend the Company’s employment policy to explicitly prohibit discrimination based on sexual orientation and gender identity or expression, an abstention will have the same effect as a vote against the proposals. Broker non-votes and other limited proxies will have no effect on the outcome of the vote with respect to such proposals.

VOTING SECURITIES

Our only outstanding voting securities are our shares of Common Stock. Only holders of record of shares of Common Stock at the close of business on March 17, 2010, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. On the record date for the annual meeting, there were 46,566,498 shares of Common Stock outstanding and entitled to be voted at the annual meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides for three classes of directors, with approximately one-third of the directors constituting our Board being elected each year to serve a three-year term. There are three directors comprising the class whose term expires at the 2010 annual meeting: Bryan H. Lawrence, Cecil E. Martin Jr. and James C. Crain.

The Governance Committee of our Board has recommended, and our Board has nominated, Mr. Lawrence, Mr. Martin and Mr. Crain for re-election as directors of the Company to serve three-year terms expiring in 2013.

The directors nominated for election this year will be elected by a plurality of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote. All duly submitted and unrevoked proxies will be voted for the nominees selected by our Board, except where authorization to so vote is withheld. Proxies may not be voted for a greater number of persons than the nominees named in this proxy statement. Our Board unanimously recommends that stockholders vote “FOR” the election of its nominees for director.

Information with respect to the directors nominated for election this year, and the directors whose terms do not expire at the 2010 annual meeting, is presented below.

NOMINEES FOR DIRECTORS

Bryan H. Lawrence, age 67, director since 2000	Mr. Lawrence joined our predecessor as a director in May 2000 and served as Chairman of the Board until May 2008. He currently serves as Lead Director of our Board. Mr. Lawrence is a founder and senior manager of Yorktown Partners LLC, the manager of the Yorktown group of investment partnerships, which make investments in companies engaged in the energy industry. The Yorktown partnerships were formerly affiliated with the investment firm of Dillon, Read & Co. Inc., where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a director of Hallador Petroleum Company (OTC BB: HPCO.OB), Star Gas Partners L.P. (NYSE: SGU), Winstar Resources Ltd. (a Canadian public company), Approach Resources, Inc. (NASDAQ: AREX) and certain non-public companies in the energy industry in which Yorktown partnerships hold equity interests. Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University. Mr. Lawrence has also served as a director of Crosstex Energy GP, LLC since December 2002. Mr. Lawrence’s financial and investment experience, and experience in the energy industry, among other factors, led the Board to conclude that he should serve as a director.

Cecil E. Martin Jr., age 68, director since 2006	Mr. Martin joined Crosstex Energy, Inc. as a director in January 2006. He currently serves as chairman of the Compensation Committee of our Board and as a member of the Audit Committee. He has been an independent residential and commercial real estate investor since 1991. From 1973 to 1991 he served as chairman of the public accounting firm Martin, Dolan and Holton in Richmond, Virginia. He began his career as an auditor at Ernst and Ernst. He holds a B.B.A. degree from Old Dominion University and is a Certified Public Accountant. Mr. Martin also serves on the board and as chairman of the audit committee for Comstock Resources, Inc. (NYSE: CRK), an independent energy company engaged in oil and gas acquisitions, exploration and development. Mr. Martin served on the board and as chairman on the audit committee for Bois d’Arc Energy, Inc. (NYSE: BDE) until its merger into Stone Energy Corporation (NYSE: SGY) in 2008. Mr. Martin also has served as a director of Crosstex Energy GP, LLC since January 2006. Mr. Martin’s accounting and financial experience, experience on audit committees of other public companies, and related industry experience, among other factors, led the Board to conclude that he should serve as a director.

James C. Crain, age 61, director since 2006	Mr. Crain joined Crosstex Energy, Inc. as a director in July 2006. He currently serves as a member of the Audit Committee of our Board and a member of the Governance Committee of our Board. Since 1989, Mr. Crain has served as president of Marsh Operating Company, where he has worked since 1984, an investment management company focusing on energy investing, and since 1997 as general partner of Valmora Partners, L.P., a private investment partnership. Prior to Marsh, he served as a partner at Jenkens & Gilchrist where he headed the law firm’s energy section. Mr. Crain also serves on the boards of GeoMet, Inc. (NASDAQ: GMET), and Approach Resources, Inc. (NASDAQ: AREX). Mr. Crain served as a director of Crusader Energy Group, Inc. (AMEX: KRU) until December 2009. Mr. Crain also served as a director of Crosstex Energy GP, LLC from December 2005 to August 2008. He graduated from the University of Texas at Austin with a B.B.A. degree, a master of professional accounting and a doctor of jurisprudence. Mr. Crain’s legal background and his experience in the oil and natural gas industry, among other factors, led the Board to conclude that he should serve as a director.

CLASS WHOSE TERM EXPIRES IN 2011

Barry E. Davis, age 48, director since 1996	As President, Chief Executive Officer and Chairman of the Board, Mr. Davis led the management buyout of the midstream assets of Comstock Natural Gas, Inc. in December 1996, which transaction resulted in the formation of our predecessor. Mr. Davis has served as director since our initial public offering in December 2002. Mr. Davis was President and Chief Operating Officer of Comstock Natural Gas and founder of Ventana Natural Gas, a gas marketing and pipeline company that was purchased by Comstock Natural Gas. Mr. Davis started Ventana Natural Gas in June 1992. Prior to starting Ventana, he was Vice President of Marketing and Project Development for Endevco, Inc. Before joining Endevco, Mr. Davis was employed by Enserch Exploration in the marketing group. Mr. Davis holds a B.B.A. in Finance from Texas Christian University. Mr. Davis’ leadership skills and experience in the midstream natural gas industry, among other factors, led the Board to conclude that he should serve as a director.

Robert F. Murchison, age 56, director since 2004	Mr. Murchison joined us as a director upon the completion of our initial public offering in January 2004. He currently serves as a member of the Compensation Committee of our Board and as a member of the Governance Committee of our Board. Mr. Murchison

has been the President of the general partner of Murchison Capital Partners, L.P., a private equity investment partnership, since 1992. Prior to founding Murchison Capital Partners, L.P., Mr. Murchison held various positions with Romacorp, Inc., the franchisor and operator of Tony Roma’s restaurants, including Chief Executive Officer from 1984 to 1986 and Chairman of the Board of Directors from 1984 to 1993. He served as a director of Cenergy Corporation, an oil and gas exploration and production company, from 1984 to 1987, Conquest Exploration Company from 1987 to 1991 and has served as a director of TNW Corporation, a short line railroad holding company, since 1981, and Tecon Corporation, a holding company with holdings in real estate development and the fund of funds management business, since 1978. Mr. Murchison also served as a director of Crosstex Energy GP, LLC from December 2002 to May 2008. Mr. Murchison holds a bachelor’s degree in history from Yale University. Mr. Murchison’s investment experience and leadership skills, among other factors, led the Board to conclude that he should serve as a director.

CLASS WHOSE TERM EXPIRES IN 2012

Leldon E. Echols, age 54, director since 2008	Mr. Echols joined Crosstex Energy, Inc. as a director in January 2008. He currently serves as chairman of the Audit Committee of our Board. Mr. Echols is a private investor. Mr. Echols also currently serves as an independent director of Trinity Industries, Inc. (NYSE: TRN), a leading diversified holding company with a subsidiary group that provides a variety of products and services for the transportation, industrial, construction and energy sectors, and Holly Corporation (NYSE: HOC), an independent petroleum refiner and marketer. Mr. Echols brings 30 years of financial and business experience to Crosstex. After 22 years with the accounting firm Arthur Andersen LLP, which included serving as managing partner of the firm’s audit and business advisory practice in North Texas, Colorado and Oklahoma, Mr. Echols spent six years with Centex Corporation as executive vice president and chief financial officer. He retired from Centex Corporation in June 2006. Mr. Echols is also a member of the boards of directors of two private companies, Roofing Supply Group Holdings, Inc. and Colemont Corporation. He also served on the board of TXU Corp. (NYSE: TXU) where he chaired the Audit Committee and was a member of the Strategic Transactions Committee until the completion of the private equity buyout of TXU in October 2007. Mr. Echols earned a Bachelor of Science degree in accounting from Arkansas State University and is a Certified Public Accountant. He is a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs. Mr. Echols has also served as a director of Crosstex Energy GP, LLC since January 2008. Mr. Echols’ accounting and financial experience, service as the Chief Financial Officer for a public company, among other factors, led the Board to conclude that he should serve as a director.

Sheldon B. Lubar, age 80, director since 2004	Mr. Lubar joined Crosstex Energy, Inc. as a director in January 2004. He currently serves as chairman of the Governance Committee of our Board. Mr. Lubar has been Chairman of the Board of Lubar & Co. Incorporated, a private investment and venture capital firm he founded, since 1977. He was Chairman of the Board of Christiana Companies, Inc., a logistics and manufacturing company, from 1987 until its merger with Weatherford International in 1995 and also served as a director of Weatherford International, Inc. (NYSE: WFT) until 2008. Mr. Lubar also served as Chairman and a director of Total Logistics, Inc. until its merger with Super Value Companies (NYSE: SVU) in 2005. Mr. Lubar also serves as a director of Hallador Petroleum Company (OTC BB:HPCO.OB), Star Gas Partners L.P. (NYSE: SGU) and Approach Resources, Inc. (NASDAQ: AREX). Mr. Lubar holds a bachelor’s degree in Business Administration and a Law degree from the University of Wisconsin — Madison. He was awarded an honorary Doctor of Commercial Science degree in 1988 from the University of Wisconsin — Milwaukee and an Honorary Doctor of Humanities degree in 2009 from the University of Wisconsin — Madison. Mr. Lubar joined Crosstex Energy GP, LLC as a director upon the completion of its initial public offering in December 2002. Mr. Lubar’s investment experience, industry experience and service on other public company boards, among other factors, led the Board to conclude that he should serve as a director.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

“Independent” Directors

Messrs. Crain, Echols, Lubar, Martin and Murchison qualify as “independent” in accordance with the published listing requirements of The NASDAQ Global Select Market (“NASDAQ”). The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by the NASDAQ rules, our Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition, the members of the Audit Committee of our Board each qualify as “independent” under special standards established by the Securities and Exchange Commission (“SEC”) for members of audit committees, and the Audit Committee includes at least one member who is determined by our Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent” director. Messrs. Echols and Martin are the independent directors who have been determined to be audit committee financial experts. Stockholders should understand that this designation is a disclosure requirement of the SEC related to their experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on such directors any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

Board Committees

Our Board has, and appoints the members of, standing Audit, Compensation and Governance Committees. Each member of the Audit, Compensation and Governance Committees is an independent director in accordance with

NASDAQ standards described above. Each of the Board committees has a written charter approved by the Board. Copies of such charters are available to any person, free of charge, on our website at www.crosstexenergy.com.

The Audit Committee of our Board is currently comprised of Messrs. Echols (chair), Crain and Martin. The Audit Committee assists our Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors. The Audit Committee held four meetings in 2009.

The Compensation Committee of our Board is currently comprised of Messrs. Martin (chair) and Murchison. The Compensation Committee oversees compensation decisions for our officers as well as the compensation plans described herein. The Compensation Committee held six meetings in 2009.

The Governance Committee, comprised of Messrs. Lubar (chair), Crain and Murchison, reviews matters involving governance, including assessing the effectiveness of current policies, monitoring industry developments, developing director selection criteria, recommending director nominees, recommending committee structures within the Board, managing the assessment process of the Board and individual directors, annually reviewing and recommending the compensation of directors and performing other duties as delegated from time to time. The Governance Committee held four meetings in 2009.

Our Governance Committee identifies and recommends qualified candidates to serve as nominees for director. When identifying director nominees, the Governance Committee may consider, among other factors, the person’s reputation, integrity and independence from us; skills and business, government or other professional acumen, bearing in mind the composition of our Board and the current state of our company and the industry generally; the number of other public companies for which the person serves as director; the diversity of the Board members’ backgrounds and professional experience; and the availability of the person’s time and commitment to us. The same criteria will be evaluated with respect to candidates recommended by stockholders. In the case of current directors being considered for re-election, the Governance Committee will also take into account the director’s tenure as a member of our Board, the director’s history of attendance at meetings of the Board and committees thereof and the director’s preparation for and participation in such meetings.

The Governance Committee also considers nominees recommended by stockholders as candidates for election to our Board. A stockholder wishing to nominate a candidate for election to the Board at the annual meeting of stockholders is required to give written notice to our Corporate Secretary of his or her intention to make a nomination. The notice of nomination must be delivered to or mailed and received at our principal executive offices not less than 120 calendar days prior to the one year anniversary of the date of our proxy statement issued in connection with the prior year’s annual meeting. Pursuant to our bylaws, the notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination, including information sufficient to allow the independent directors to determine if the candidate meets the criteria for Board membership. We may require that the proposed nominee furnish additional information in order to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will be disregarded.

Following identification of the need to replace a director, add a director or re-elect a director to our Board, and considering of the above criteria and any stockholder recommendations, the Governance Committee will recommend to our Board one or more nominees, as appropriate, for consideration by the full Board. Following such consideration, our Board will submit its recommended nominees to the shareholders for election.

Board Meetings and Attendance

Our Board met seventeen times in 2009. All incumbent directors attended in excess of 75% of the total number of meetings of our Board and committees of our Board on which they served. Our Board does not currently have a policy with regard to attendance of Board members at the annual meeting of stockholders and six members of our Board attended our annual meeting of stockholders in 2009.

Stockholder Communications with Directors

Our Board has approved the following process for our stockholders and other security holders to send communications to our Board. To contact all directors on our Board, all directors on a Board committee, an individual director or the non-management directors of our Board as a group, a stockholder can send written communications to our Board by mail addressed to:

Board of Directors
Crosstex Energy, Inc.
2501 Cedar Springs Rd.
Dallas, Texas 75201

Or by electronic mail to:

Board.member@crosstexenergy.com

Communications addressed to our Board will be received by our Corporate Secretary’s office. Our Corporate Secretary will:

•	refer substantiated allegations of improper accounting, internal controls or auditing matters affecting us to the Chairman of our Audit Committee;

•	refer substantiated allegations of other improper conduct affecting us to the Chairman of the Board;

•	advise the Board at its regularly scheduled meetings of significant stockholder communications; and

•	refer questions concerning our products, services and human resources issues to the appropriate department in our company for a response.

Individuals may communicate with non-management directors by sending written communications to the address listed above to the attention of the Lead Director of the Board, who is a non-management director.

Board Leadership Structure and Risk Oversight

The Board has no policy that requires that the positions of the Chairman of the Board (the “Chairman”) and the Chief Executive Officer be separate or that they be held by the same individual. The Board believes that this determination should be based on circumstances existing from time to time, including the composition, skills, and experience of the Board and its members, specific challenges faced by the Company or the industry in which it operates, and governance efficiency. Based on these factors, the Board has elected Barry E. Davis to serve as our Chairman and Chief Executive Officer, and elected Bryan H. Lawrence to serve as Lead Director. The Board believes this is the most appropriate structure for the Company at this time because it makes the best use of Mr. Lawrence’s skills and experience, while enhancing Mr. Davis’ ability to lead decisively and communicate the Company’s message and strategy clearly and consistently to its shareholders, employees, and customers.

The Board has adopted the following principles regarding the duties of the Chairman and the Lead Director:

Chairman:

•	developing agendas in consultation with management, the Lead Director, and other directors, and presiding over Board meetings;

•	taking the lead in developing short- and long-term goals for management in consultation with the entire Board and evaluating progress in meeting expectations;

•	conducting shareholders’ meetings; and

•	taking the lead in ensuring Board compliance with corporate governance policies and in setting the tone for ethical business conduct.

Lead Director:

•	serving as a liaison (at the request of any Board member or the Chairman) between the independent directors and management on sensitive issues;

•	providing input to and assisting the Chairman in his duties;

•	coordinating with the Chairman regarding information to be provided to the independent directors in performing their duties;

•	chairing the executive sessions of directors;

•	coordinating with the Governance Committee on director, committee and committee chair appointments; and

•	serving as a sounding board to the Chairman regarding matters that are appropriate or ripe for Board review or Board action, and materials provided for Board discussions.

The Board is responsible for risk oversight. Management has implemented internal processes to identify and evaluate the risks inherent in the Company’s business and to assess the mitigation of those risks. The Audit Committee has reviewed the risk assessments with management and provided reports to the Board regarding the internal risk assessment processes, the risks identified, and the mitigation strategies planned or in place to address the risks in the business. The Board and the Audit Committee each provide insight into the issues, based on the experience of their members, and provide constructive challenges to management’s assumptions and assertions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Crosstex Energy, L.P.

General.  We own (directly and indirectly) 16,414,830 common units, representing an approximate 25% limited partnership interest, in Crosstex Energy, L.P. (the “Partnership”), the 2% general partner interest in the Partnership and the incentive distribution rights in the Partnership. Our ability, as owner of the Partnership’s general partner, to manage and operate Crosstex Energy, L.P. and our ownership of an approximate 25% limited partner interest effectively gives us the ability to veto some of the Partnership’s actions and to control its management. We pay the Partnership a fee for administrative and compensation costs incurred by the Partnership on our behalf. During 2009, this fee was approximately $70,000 per month.

Omnibus Agreement.  Concurrent with the closing of the Partnership’s initial public offering, we entered into an agreement with it, Crosstex Energy GP, LLC and the Partnership’s general partner that governs potential competition among us and the other parties to the agreement. We agreed, for so long as the Partnership’s general partner or any of our affiliates is a general partner of the Partnership, not to engage in the business of gathering, transmitting, treating, processing, storing and marketing of natural gas and the transportation, fractionation, storing and marketing of natural gas liquids unless we first offer the Partnership the opportunity to engage in this activity or acquire this business, and the board of directors of Crosstex Energy GP, LLC, with the concurrence of its conflicts committee, elects to cause it not to pursue such opportunity or acquisition. In addition, we have the ability to purchase a business that has a competing natural gas gathering, transmitting, treating, processing and producer services business if the competing business does not represent the majority in value of the business to be acquired and we offer the Partnership the opportunity to purchase the competing operations following the acquisition. The noncompetition restrictions in the omnibus agreement do not apply to the assets retained and business conducted by us at the closing of the Partnership’s initial public offering. Except as provided above, we and our controlled affiliates are not prohibited from engaging in activities that compete directly with the Partnership.

Related Party Transactions

Reimbursement of Costs to the Partnership.  We paid the Partnership $0.8 million, $0.7 million and $0.6 million during the years ended December 31, 2009, 2008 and 2007, respectively, to cover our portion of administrative and compensation costs for officers and employees that perform services for us.

Approval and Review of Related Party Transactions.  If we contemplate entering into a transaction, other than a routine or in the ordinary course of business transaction, in which a related person will have a direct or indirect material interest, the proposed transaction is submitted for consideration to our Board or our senior management, as appropriate.

Renunciation of Opportunities

In our restated charter and in accordance with the Delaware law, we have renounced any interest or expectancy we may have in, or being offered an opportunity to participate in, any business opportunities, including any opportunities within those classes of opportunity currently pursued by the Partnership, presented:

•	to persons who are officers or directors of us or who, on October 1, 2003, were, and at the time of presentation are, stockholders of us (or to persons who are affiliates or associates of such officers, directors or stockholders), if we are prohibited from participating in such opportunities by the omnibus agreement; or

•	to two former affiliated stockholders, Yorktown Energy Partners IV, L.P. and Yorktown Energy Partners V, L.P., or any other investment fund sponsored or managed by Yorktown Partners, LLC, including any fund still to be formed, or to any of our directors who is an affiliate or designate of these entities.

As a result of this renunciation, these officers, directors and stockholders should not be deemed to be breaching any fiduciary duty to us if they or their affiliates or associates pursue opportunities presented as described above.

Crosstex Energy, L.P.’s General Partner

The Partnership’s general partner does not receive any management fee or other compensation in connection with its management of the Partnership’s business, but it is reimbursed for all direct and indirect expenses incurred on its behalf. These expenses include the costs of employee, officer and director compensation and benefits properly allocable to the Partnership, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership. The partnership agreement provides that the general partner will determine the expenses that are allocable to the Partnership in any reasonable manner determined by the general partner in its sole discretion.

The Partnership’s general partner owns a 2% general partner interest in the Partnership and all of the incentive distribution rights in the Partnership. The Partnership’s general partner is entitled to receive incentive distributions if the amount the Partnership distributes with respect to any quarter exceeds levels specified in the partnership agreement. Under the quarterly incentive distribution provisions, generally the general partner is entitled to 13% of the amounts the Partnership distributes in excess of $0.25 per unit, 23% of the amounts the Partnership distributes in excess of $0.3125 per unit and 48% of amounts the Partnership distributes in excess of $0.375 per unit.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Crosstex Energy, Inc.

The following table shows the beneficial ownership of our Common Stock as of February 16, 2010, held by:

•	each person who beneficially owns 5% or more of the stock then outstanding;

•	all of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options, if any, held by that person that were exercisable on February 16, 2010 or would be exercisable within 60 days following February 16, 2010 are considered outstanding. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge and unless otherwise indicated, each stockholder has sole voting and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable. Percentages reflected in the table below are based on a total of 46,589,022 shares of common stock outstanding as of February 16, 2010.

	Shares of Common
Name of Beneficial Owner(1)	Stock	Percent

Brave Warrior Capital, Inc.(2)	4,526,099	9.71%
BlackRock, Inc.(3)	2,535,606	5.44%
Lubar Nominees(4)	1,991,877	4.28%
Lubar Equity Fund, LLC(4)	535,471	1.15%
Barry E. Davis	1,593,370	3.42%
William W. Davis	171,511	*
Joe A. Davis	38,901	*
Michael J. Garberding	0	*
Stan Golemon	0	*
James C. Crain(5)	9,669	*
Leldon E. Echols	1,085	*
Bryan H. Lawrence	1,720,267	3.69%
Sheldon B. Lubar(4)	16,085	*
Cecil E. Martin	1,085	*
Robert F. Murchison(6)	231,521	*
All directors and executive officers as group (11 persons)	6,310,842	13.55%

(1)	The address of each person listed above is 2501 Cedar Springs, Suite 100, Dallas, Texas 75201, except for BlackRock, Inc. which is 40 East 52nd Street, New York, New York 10022; Brave Warrior Capital, Inc. which is 12 East 49th Street, New York, New York 10017; and Mr. Lawrence, which is 410 Park Avenue, New York, New York 10022.

(2)	As reported on Schedule 13 G/A filed with the SEC. Effective as of January 1, 2010, Chieftain Capital Management, Inc. changed its name to Brave Warrior Capital, Inc. Bryan R. Lawrence serves as a principal of Brave Warrior Capital, Inc. and he is the son of our director Bryan H. Lawrence.

(3)	As reported on Schedule 13G filed with the SEC. Such person reports that it has shared voting and dispositive power with respect to the shares.

(4)	Sheldon B. Lubar is a general partner of Lubar Nominees and director of the manager of Lubar Equity Fund, LLC, and may be deemed to beneficially own the shares held by these entities.

(5)	1,000 of these shares are held by the James C. Crain Trust.

(6)	169,462 shares are held by Murchison Capital Partners, L.P. Mr. Murchison is the President of the Murchison Management Corp., which serves as the general partner of Murchison Capital Partners, L.P.

Crosstex Energy, L.P.

The following table shows the beneficial ownership of units of Crosstex Energy, L.P. as of February 16, 2010, held by:

•	each person who beneficially owns 5% or more of any class of units then outstanding;

•	all the directors of Crosstex Energy GP, LLC;

•	each named executive officer of Crosstex Energy GP, LLC; and

•	all the directors and executive officers of Crosstex Energy GP, LLC as a group.

Percentages reflected in the table are based upon a total of 49,710,468 common units and 14,705,882 Series A Convertible Preferred units as of February 16, 2010.

		Percentage	Series A
		of	Convertible	Percentage of			Percentage
	Common	Common	Preferred	Preferred			of Total
	Units	Units	Units	Units		Total Units	Units
	Beneficially	Beneficially	Beneficially	Beneficially		Beneficially	Beneficially
Name of Beneficial Owner(1)	Owned	Owned	Owned	Owned		Owned	Owned

Crosstex Energy, Inc.	16,414,830	33.02%	0		*	16,414,830	25.48%
GSO Crosstex Holdings LLC(2)	0	*	14,705,882	100.00%		14,705,882	22.83%
Kayne Anderson Capital Advisors, L.P.(3)	5,571,410	11.21%	0	*		5,571,410	8.65%
Barry E. Davis(4)	253,059	*	0	*		253,059	*
William W. Davis(4)	31,306	*	0	*		31,306	*
Joe A. Davis(4)	24,440	*	0	*		24,440	*
Michael J. Garberding	0	*	0	*		0	*
Stan Golemon	1,618	*	0	*		1,618	*
Rhys J. Best	44,218	*	0	*		44,218	*
Leldon E. Echols(4)	1,109	*	0	*		1,109	*
Bryan H. Lawrence(4)	0	*	0	*		0	*
Sheldon B. Lubar(4)(5)	358,048	*	0	*		358,048	*
Cecil E. Martin(4)	20,119	*	0	*		20,119	*
D. Dwight Scott	0	*	0	*		0	*
Kyle D. Vann	50,228	*	0	*		50,228	*
All directors and executive officers as a group (12 persons)	784,145	1.58%	0	*		784,145	1.22%

*	Less than 1%

(1)	The address of each person listed above is 2501 Cedar Springs, Suite 100, Dallas, Texas 75201, except for GSO Crosstex Holdings LLC, which is 280 Park Avenue, 11th Floor, New York, NY 10017, Kayne Anderson Capital Advisors, L.P., which is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067; and Mr. Lawrence, which is 410 Park Avenue, New York, New York 10022.

(2)	As reported on Schedule 13D filed with the SEC in a joint filing with Blackstone / GSO Capital Solutions Fund LP, Blackstone / GSO Capital Solutions Associates LLC, Bennett J. Goodman, J. Albert Smith III, Douglas I. Ostrover, GSO Holdings I LLC, Blackstone Holdings I L.P., Blackstone Holdings I/II GP Inc., The Blackstone Group L.P., Blackstone Group Management L.L.C., and Stephen A. Schwarzman.

(3)	As reported on Schedule 13G filed with the SEC in a joint filing with Richard A. Kayne. Such persons report shared voting and dispositive power with respect to the units.

(4)	These individuals each hold an ownership interest in Crosstex Energy, Inc. as indicated in the preceding table.

(5)	Sheldon B. Lubar is a general partner of Lubar Nominees, which holds an ownership interest in Crosstex Energy, Inc. (as indicated in the preceding table). Mr. Lubar is also a director of the manager of Lubar Equity Fund, LLC, which holds an ownership interest in Crosstex Energy, Inc. (as indicated in the preceding table) and owns 323,107 Units of Crosstex Energy, L.P.

EXECUTIVE COMPENSATION

Our named executive officers also serve as executive officers of Crosstex Energy GP, LLC, our wholly owned subsidiary and the general partner of the general partner of Crosstex Energy, L.P., and the compensation of the named executive officers discussed below reflects total compensation for services to all Crosstex entities. We pay all expenses incurred on our behalf, including the costs of employee, officer and director compensation and benefits, as well as all other expenses necessary or appropriate to the conduct of our business. We currently pay a monthly fee to Crosstex Energy, L.P. to cover our portion of administrative and compensation costs, including compensation costs relating to the named executive officers.

Based on the information that we track regarding the amount of time spent by each of our named executive officers on business matters relating to Crosstex Energy, Inc, we estimate that such officers devoted the following percentage of their time to the business of Crosstex Energy, Inc. and to Crosstex Energy, L.P., respectively, for 2009:

	Percentage of Time	Percentage of Time
	Devoted to Business of	Devoted to Business of
Executive Officer or Director	Crosstex Energy, Inc.	Crosstex Energy, L.P.

Barry E. Davis	17%	83%
William W. Davis	26%	74%
Joe A. Davis	12%	88%
Michael J. Garberding	6%	94%
Stan Golemon	—	100%

Compensation Committee Report

Each member of Crosstex Energy, Inc.’s Compensation Committee is an independent director in accordance with NASDAQ standards. The Committee has reviewed and discussed with management the following section titled “Compensation Discussion and Analysis.” Based upon its review and discussions, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Cecil E. Martin (Chairman)
Robert F. Murchison

Compensation Discussion and Analysis

The Charter of the Compensation Committee includes the following:

•	The Committee has general oversight responsibility for the Company’s compensation plans, policies and programs. This general oversight responsibility includes reviewing and approving compensation policies and practices for all employees, overall payroll, bonus plans, overall bonus payouts, setting bonus targets, and other general compensation matters.

•	Not less than annually, the Committee will review the Company’s executive compensation plans and policies. The Committee will review the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, the other executive officers, and each other senior officer that the Committee or the Board may designate (collectively referred to as the “Executive Officers”). The Committee will evaluate the performance of the Chief Executive Officer, and together with the Chief Executive Officer, the performance of each other Executive Officer. The Committee will at least annually review each Executive Officer’s base compensation, bonus, awards under the Company’s Long Term Incentive Plans, and any other compensation, and make recommendations to the Board regarding each Executive Officer’s compensation.

•	The Committee will review and approve the terms of any employment contracts, severance agreements, or other contracts with any Executive Officer, provided that the Board reserves to itself the approval of the compensation of the Executive Officers.

In order to compete effectively in our industry, it is critical that we attract, retain and motivate leaders that are best positioned to deliver financial and operational results that benefit our stockholders. It is the Committee’s responsibility to design and administer compensation programs that achieve these goals, and to make recommendations to the Board to approve and adopt these programs.

Compensation Philosophy and Principles

Our executive compensation is designed to attract, retain and motivate top-tier executives, and align their individual interests with the interests of the stockholders. The compensation of each of our executives is comprised of base salary, bonus opportunity and restricted equity grants or option awards under long term incentive plans. The Committee’s philosophy is to generally target the 50th percentile of our Peer Group (discussed below) for base salaries, target the 50th percentile of our Peer Group for bonuses (but retain discretion to reduce or increase bonus amounts to address individual performance), and to provide executives the opportunity to earn long-term compensation, in the form of equity, in the top quartile relative to our Peer Group.

The Committee considers the following principles in determining the total compensation of the named executive officers:

•	in order to achieve our goals, it is critical that we attract, retain and motivate highly qualified executive officers;

•	base salary and bonus opportunities must be competitive in order to attract, retain and motivate highly qualified executive officers;

•	equity incentive compensation should represent a significant portion of the executive’s total compensation in order to retain and incentivize highly qualified executives, and align their individual long term interests with the interests of stockholders;

•	compensation programs must be sufficiently flexible to address special circumstances, which have included payments under retention plans specifically targeted to retain highly qualified officers during challenging times; and

•	the overall compensation program should drive performance and reward contributions in support of our business strategies and achievements.

Compensation Methodology

Annually, the Committee reviews our executive compensation program in total and each element of compensation specifically. The review includes an analysis of the compensation practices of other companies in our industry, the competitive market for executive talent, the evolving demands of the business, specific challenges that we may face, and individual contributions. The Committee recommends to the Board adjustments to the overall compensation program and to its individual components as the Committee determines necessary to achieve our goals. The Committee periodically retains consultants to assist in its review and to provide input regarding its compensation program and each of its elements.

In 2009, the Committee retained BDO Seidmann, LLC (“BDO”) as its independent compensation consultant to conduct a compensation review and advise the Committee on certain matters relating to compensation programs applicable to the named executive officers and other employees of Crosstex Energy GP, LLC. BDO provided a report and presentation to the Committee regarding the compensation programs of the Crosstex entities dated June 17, 2009.

With respect to compensation objectives and decisions regarding the named executive officers for fiscal 2009, the Committee has reviewed market data with respect to peer companies provided by BDO in determining relevant compensation levels and compensation program elements for our named executive officers, including establishing their respective base salaries. In addition, BDO has also provided guidance on current industry best practices to the Committee. During 2009 Mercer Human Resource Consulting also provided the Committee with data that it utilized in evaluating its compensation policies. The market data that we reviewed included the base salaries paid to executive officers in similar positions at our peer companies, as well as a comparison of the mix of total compensation (including base salary, bonus structure, bonus methodology and short and long-term compensation elements) paid to executive officers in similar positions at such companies. For 2009, we identified the following companies as “Peer Companies” for comparison purposes: Energy Transfer Partners, L.P., Enbridge Energy

Partners, L.P., ONEOK Partners, L.P., Southern Union, Magellan Midstream Holdings, L.P., NuStar Energy, L.P., Copano Energy, LLC, Regency Energy Partners, L.P., MarkWest Energy Partners, L.P., Boardwalk Pipeline Partners, L.P., Atmos Energy Corporation, El Paso Corporation, Questar Corporation, EQT Corporation, Pioneer Natural Resources Company, Plains Exploration & Production Company, Cabot Oil & Gas Corporation, St. Mary Land & Exploration Company and Range Resources Corporation. We believe that this group of companies is representative of the industry in which we operate and the individual companies were chosen because of such companies’ relative position in our industry, their relative size/market capitalization, the relative complexity of the business, similar organizational structure, competition for similar executive talent, and the named executive officers’ roles and responsibilities.

In addition, the Committee has reviewed various relevant compensation surveys with respect to determining compensation for the named executive officers. In determining the long-term incentive component of compensation of our senior executives (including the named executive officers), the Committee considers individual performance and relative equity holder benefit, the value of similar incentive awards to senior executives at comparable companies, awards made to the company’s senior executives in past years, the value of all unvested awards held by the executive, and such other factors as the Committee deems relevant.

Elements of Compensation

The primary elements of our compensation program are a combination of annual cash and long-term equity-based compensation. For fiscal year 2009, the principal elements of compensation for the named executive officers were the following:

•	base salary;

•	bonuses and annual cash bonus plan awards;

•	long-term incentive plan awards; and

•	retirement and health benefits.

The Committee reviews and makes recommendations regarding the mix of compensation, both among short and long-term compensation and cash and non-cash compensation, to establish structures that it believes are appropriate for each of the named executive officers. We believe that the mix of base salary, cash bonus awards, awards under the long-term incentive plan, retirement and health benefits and perquisites and other compensation fit our overall compensation objectives. We believe this mix of compensation provides competitive compensation opportunities to align and drive employee performance in support of our business strategies and to attract, motivate and retain high quality talent with the skills and competencies that we require.

Base Salary.  The Committee recommends base salaries for the named executive officers based on the historical salaries for services rendered to us and our affiliates, market data and responsibilities of the named executive officers. Salaries are generally determined by considering the employee’s performance and prevailing levels of compensation in areas in which a particular employee works. As discussed above, except with respect to the monthly reimbursement payment that we make to Crosstex Energy, L.P., all of the base salaries of the named executive officers were allocated to Crosstex Energy, L.P. as general and administration expenses. The base salaries paid to our named executive officers during fiscal year 2009 are shown in the Summary Compensation Table on page 25. We did not make any adjustments in the base salaries of our named executive officers in 2009. Effective January 1, 2010, the base salaries payable to our named executive officers were adjusted to equal the following: Barry E. Davis $435,000, William W. Davis $330,000; Joe A. Davis $300,000; Stan Golemon $230,000 and Michael Garberding $215,000.

Bonuses and Annual Cash Bonus Plan Awards.  The Committee oversees the Annual Cash Bonus Plan and makes recommendations regarding cash bonuses to be awarded to each of the named executive officers. The Annual Cash Bonus Plan is applicable to all employees. Under the plan, bonuses are awarded to our named executive officers based on a formulaic approach that is initially determined using a performance metric tied to the Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash mark-to-market items and other miscellaneous non-cash items) of Crosstex Energy, L.P. The same adjusted EBITDA performance metric is used for bonuses for all employees. The adjusted EBITDA goals are determined at the beginning of the year by our Board, upon the recommendation of the Committee. Discretionary bonuses in addition to bonuses under the Annual Cash Bonus Plan are awarded from time to time by the Committee to reward outstanding service to the Company.

Approximately two-thirds of the bonuses calculated under the formula applicable to each of our named executive officers for fiscal 2009 are strictly formulaic and nondiscretionary. The remaining one-third of the amount determined by the formula is at the discretion of the Committee, based upon the Committee’s assessment of the executive’s meeting his or her performance objectives established at the beginning of the performance period. These performance objectives include the quality of leadership within the named executive officer’s assigned area of responsibility, the achievement of technical and professional proficiencies by the named executive officer, the execution of identified priority objectives by the named executive officer and the named executive officer’s contribution to, and enhancement of, the desired company culture. These performance objectives are reviewed and evaluated by our Committee as a whole. All of our named executive officers met or exceeded their personal performance objectives for 2009.

The Committee believes that a portion of executive compensation must remain discretionary, and exercises its discretion with respect to a portion of the cash bonus awards payable to its named executive officers. The Committee may exercise its discretion to reduce the amount calculated under the formula as described above, or to supplement the amount to reward or address extraordinary individual performance, challenges and opportunities not reasonably foreseeable at the beginning of a performance period, internal equities, and external competition or opportunities.

Target adjusted EBITDA is based upon a standard of reasonable market expectations and company performance, and varies from year to year. Several factors are reviewed in determining target adjusted EBITDA, including market expectations, internal forecasts and available investment opportunities. For 2009, our targets for bonuses, after adjustments to account for the effects of discontinued operations and certain other adjustments, were $185.5 million for minimum bonuses, $203.5 million for mid-point bonuses and $252.5 million for maximum bonuses. The 2009 plan provided for named executive officers to receive bonus payouts of 10% at the minimum threshold, payouts ranging from 35% to 90% at the mid-point target and maximum payouts ranging from 60% to 180% of an executive officer’s base salary. We met the target for mid-point bonuses in 2009.

For 2010, the Board has approved a continuation of the Annual Cash Bonus Plan with adjusted EBITDA as the performance metric. Under the 2010 plan, bonuses will be determined based on adjusted EBITDA levels ranging from a threshold of $165.0 million to a maximum of $210.0 million, with a mid-point adjusted EBITDA of $185.0 million.

The Board has also approved payments to our named executive officers and certain other senior executives and key leaders under a Key Employee Retention Plan for 2009 and the first six months of 2010. Under the 2009 plan, Barry E. Davis, William W. Davis and Joe A. Davis received retention payments in quarterly installments equal to 20% of base salary for the first three quarters of the year and 40% of base salary for the fourth quarter, and Stan Golemon and Michael J. Garberding received retention payments in quarterly installments equal to 12% of base salary for the first three quarters of the year and 24% of base salary for the fourth quarter. Under the 2010 plan, participants will receive quarterly retention payments equal to 20% of base salary for each of the first two quarters of the year, provided that the participant is employed by our partnership at the time of payment. In the case of a participant who is terminated by us without cause, such participant will receive a prorated payment based on time of employment. Payments made under the Key Employee Retention Plan are credited against payments that would otherwise be payable to a participant under the Annual Cash Bonus Plan. The Key Employee Retention Plan is designed to retain and incentivize employees that are very important for the accomplishment of the Partnership’s objectives during critical times. Participation in the plan is at the discretion of the Committee and the Board.

Long-Term Incentive Plans.  Our officers and directors are eligible to participate in long-term incentive plans adopted by each of Crosstex Energy, Inc. and Crosstex Energy GP, LLC. We believe that equity awards are instrumental in attracting, retaining, and motivating employees, and align the interests of our officers and directors with the interests of the stockholders. Our Board, at the recommendation of the Committee, approves the grants of our stock or options to our executive officers. The Committee believes that equity compensation should comprise a significant portion of a named executive officer’s compensation, and considers a number of factors when determining the grants to each individual. The considerations include: the general goal of allowing the named executive officer the opportunity to earn aggregate equity compensation (comprised of our stock and Partnership units) in the upper quartile of our Peer Group; the amount of unvested equity held by the individual executive; the executive’s performance; and other factors as determined by the Committee. A discussion of each plan follows:

Crosstex Energy, Inc. Long-Term Incentive Plans.  The Company’s long-term incentive plans provide for the award of stock options and restricted stock (collectively, “Awards”) for up to 7,190,000 shares of our common stock. As of January 1, 2010, approximately 2,230,800 shares remained available under the long-term incentive plans for future issuance to participants. A participant may not receive in any calendar year options relating to more than 250,000 shares of common stock. The maximum number of shares set forth above are subject to appropriate adjustment in the event of a recapitalization of our capital structure or our reorganization. Shares of common stock underlying Awards that are forfeited, terminated or expire unexercised become immediately available for additional Awards under the long-term incentive plan.

The Committee administers the long-term incentive plans. The administrator has the power to determine the terms of the options or other awards granted, including the exercise price of the options or other awards, the number of shares subject to each option or other award, the exercisability thereof and the form of consideration payable upon exercise. In addition, the administrator has the authority to grant waivers of long-term incentive plan terms, conditions, restrictions and limitations, and to amend, suspend or terminate the plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the plan without the consent of the holder. Awards may be granted to employees, consultants and outside directors of our Board.

The Committee will determine the type or types of Awards made under the plans and will designate the individuals who are to be the recipients of Awards. Each Award may be embodied in an agreement containing such terms, conditions and limitations as determined by the Committee. Awards may be granted singly or in combination. Awards to participants may also be made in combination with, in replacement of, or as alternatives to, grants or rights under the plans or any other employee benefit plan of the company. All or part of an Award may be subject to conditions established by the Committee, including continuous service with the company.

•	Stock Options. Stock options are rights to purchase a specified number of shares of common stock at a specified price. An option granted pursuant to the plan may consist of either an incentive stock option that complies with the requirements of section 422 of the Code, or a nonqualified stock option that does not comply with such requirements. Only employees may receive incentive stock options and such options must have an exercise price per share that is not less than 100% of the fair market value of the common stock underlying the option on the date of grant. Nonqualified stock options also must have an exercise price per share that is not less than the fair market value of the common stock underlying the option on the date of grant. The exercise price of an option must be paid in full at the time an option is exercised.

•	Restricted Stock Awards. Stock awards consist of restricted shares of our common stock. The Committee will determine the terms, conditions and limitations applicable to any restricted stock awards. Rights to dividends or dividend equivalents may be extended to and made part of any stock award at the discretion of the Committee. Restricted stock awards will have a vesting period established in the sole discretion of the Committee, provided that the Compensation Committee may provide for earlier vesting by reason of death, disability, retirement or otherwise.

•	Performance Shares. A performance share represents a contractual commitment to grant restricted shares in the future if certain conditions are satisfied. In the past, performance share agreements have only been entered into with members of our senior management. We did not grant any performance share agreements in 2009. Under the terms of past performance share agreements, to be eligible to receive the restricted shares, the executive officer must continuously be employed from the date of the agreement through January 1 of the third calendar year following such date, and no shares will be credited to an award recipient under our long term incentive plan until such future date. Each agreement provides for a target number of shares that are to be granted in the future. As of March 1, 2010, only performance shares granted in 2008 remain outstanding. Under the 2008 grant, the target number of shares will be increased (up to a maximum of 300% of the target number of shares) or decreased (to a minimum of 30% of the target number of shares) based on Crosstex

Energy, L.P.’s average growth rate (defined as the percentage increase or decrease in distributable cash flow per common unit) compared to the target growth rate of 9%. The restricted shares that are granted pursuant to the 2008 performance share agreements will vest and become unrestricted as of March 1, 2011 if the executive officer remains an employee through such date. The performance shares granted in 2007 that did not lapse vested at the minimum amount of 30% of the target number of units and became unrestricted units as of March 1, 2010.

The Board may amend, modify, suspend or terminate the long-term incentive plans for the purpose of addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment that would impair the rights of any participant to any Award may be made without the consent of such participant, and no amendment requiring stockholder approval under any applicable legal requirements will be effective until such approval has been obtained. No incentive stock options may be granted after the tenth anniversary of the effective date of the plan.

In the event of any corporate transaction such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, our Board shall substitute or adjust, as applicable: (i) the number of shares of common stock reserved under the plans and the number of shares of common stock available for issuance pursuant to specific types of Awards as described in the plans, (ii) the number of shares of common stock covered by outstanding Awards, (iii) the grant price or other price in respect of such Awards and (iv) the appropriate fair market value and other price determinations for such Awards, in order to reflect such transactions, provided that such adjustments shall only be such that are necessary to maintain the proportionate interest of the holders of Awards and preserve, without increasing, the value of such Awards.

The total value of the equity compensation granted to our executive officers generally has been awarded 50% in restricted units of Crosstex Energy, L.P. and 50% in our restricted stock. In addition, our executive officers may receive additional grants of equity compensation in certain circumstances, such as promotions. For fiscal year 2009, we granted 104,167, 91,667, 91,667, 29,167 and 41,667 restricted shares to Barry E. Davis, William W. Davis, Joe A. Davis, Michael J. Garberding, and Stan Golemon, respectively. All performance and restricted shares that we grant are charged against earnings according to FASB ASC 718.

Crosstex Energy GP, LLC Long-Term Incentive Plan.  Crosstex Energy GP, LLC has adopted a long-term incentive plan for employees and directors of Crosstex Energy GP, LLC and its affiliates who perform services for it. The long-term incentive plan is administered by the Compensation Committee of Crosstex Energy GP, LLC’s board of directors and permits the grant of awards covering an aggregate of 5,600,000 common units, which may be awarded in the form of restricted units or unit options. Of the 5,600,000 common units that may be awarded under the long-term incentive plan, 1,401,982 common units remain eligible for future grants by Crosstex Energy GP, LLC as of January 1, 2010. The long-term compensation structure is intended to align the employee’s performance with long-term performance for Crosstex Energy, L.P.’s unitholders.

Crosstex Energy GP, LLC’s board of directors in its discretion may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. Crosstex Energy GP, LLC’s board of directors also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to the approval requirements of the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

•	Unit Options. The long-term incentive plan currently permits the grant of options covering common units. Under current policy all unit option grants will have an exercise price equal to or more than the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by the Committee. In addition, the unit options will become exercisable upon a change in control of Crosstex Energy, L.P. or its general partner, as discussed below under “Potential Payments Upon a Change of Control or Termination.” Upon exercise of a unit option, Crosstex Energy GP, LLC will acquire common units in the open market or directly from Crosstex Energy, L.P. or any other person or use common units already owned, or any combination of the foregoing. Crosstex Energy GP, LLC will be entitled to reimbursement by Crosstex Energy, L.P. for the difference between the cost incurred by it in acquiring these common units and the proceeds received by it from an optionee at the time of exercise. Thus, the cost of the unit options will be borne by Crosstex Energy, L.P. If Crosstex Energy, L.P. issues new common units upon exercise of the unit options, the total number of common units outstanding will increase, and Crosstex Energy GP, LLC will pay Crosstex Energy, L.P. the proceeds it received from the optionee upon exercise of the unit option. The unit option plan has been designed to furnish additional compensation to employees and directors and to align their economic interests with those of common unitholders.

•	Restricted Units. A restricted unit is a “phantom” unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit. In the future, the Committee may make grants under the plan to employees and directors containing such terms as it shall determine under the plan. The Committee may base its determination upon the achievement of specified financial objectives. In addition, the restricted units will vest upon a change of control of Crosstex Energy, L.P. or its general partner, as discussed below under “Potential Payments Upon a Change of Control or Termination.” Common units to be delivered upon the vesting of restricted units may be common units acquired by Crosstex Energy GP, LLC in the open market, common units already owned by Crosstex Energy GP, LLC, common units acquired by Crosstex Energy GP, LLC directly from Crosstex Energy, L.P. or any other person or any combination of the foregoing. Crosstex Energy GP, LLC will be entitled to reimbursement by Crosstex Energy, L.P. for the cost incurred in acquiring common units. If we issue new common units upon vesting of the restricted units, the total number of common units outstanding will increase. The Compensation Committee of the board of directors of Crosstex Energy GP, LLC, in its discretion, may grant tandem distribution equivalent rights with respect to restricted units which entitles the grantee to distributions attributable to the restricted units prior to vesting of such units. Crosstex Energy, L.P. intends the issuance of the common units upon vesting of the restricted units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, under current policy, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

•	Performance Units. A performance unit represents a contractual commitment to grant restricted units in the future if certain conditions are satisfied. In the past performance unit agreements have only been entered into with members of Crosstex Energy GP, LLC’s senior management. In 2009, no performance unit agreements were granted. Under the terms of past performance unit agreements, to be eligible to receive the restricted units, the executive officer must continuously be employed from the date of the agreement through January 1 of the third calendar year following such date, and no units will be credited to an award recipient under Crosstex Energy GP, LLC’s long term incentive plan until such future date. Each agreement provides for a target number of units that are to be granted in the future. As of March 1, 2010, only performance units granted in 2008 remain outstanding. Under the 2008 grant, the target number of units will be increased (up to a maximum of 300% of the target number of units) or decreased (to a minimum of 30% of the target number of units) based on Crosstex Energy, L.P.’s average growth rate (defined as the percentage increase or decrease in distributable cash flow per unit) compared to the target growth rate of 9.0%. The restricted units that are granted pursuant to the 2008 performance unit agreements will vest and become unrestricted as of March 1, 2011 if the executive officer remains an employee through such date. The performance units granted in 2007 that did not lapse vested at the minimum amount of 30% of the target number of units and became unrestricted units as of March 1, 2010.

The total value of the equity compensation granted to Crosstex Energy GP, LLC’s named executive officers generally has been allocated 50% in restricted units of Crosstex Energy, L.P. and 50% in our restricted stock. For fiscal year 2009, Crosstex Energy GP, LLC granted 104,167, 91,667, 91,667, 29,167 and 41,667 restricted units to Barry E. Davis, William W. Davis, Joe A. Davis, Michael J. Garberding, and Stan Golemon, respectively. All performance and restricted units that Crosstex Energy GP, LLC grant are charged against earnings according to FASB ASC 718.

Retirement and Health Benefits.  We offer a variety of health and welfare and retirement programs to all eligible employees. The named executive officers are generally eligible for the same programs on the same basis as our other employees. We maintain a tax-qualified 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax deferred basis. In 2009, we matched 100% of every dollar contributed for contributions of up to 6% of salary (not to exceed the maximum amount permitted by law) made by eligible participants. The retirement benefits provided to the named executive officers were allocated to us as general and administration expenses. Our executive officers are also eligible to participate in any additional retirement and health benefits available to our other employees.

Perquisites and Other Compensation.  We generally do not pay for perquisites for any of the named executive officers, other than payment of dues, sales tax and related expenses for membership in an industry related private lunch club (totaling less than $2,500 per year per person).

Employment and Severance Agreements

Barry E. Davis, William W. Davis, and Joe A. Davis have entered into employment agreements with Crosstex Energy GP, LLC. All of these employment agreements are substantially similar. Each of the employment agreements has a term of one year that will automatically be extended such that the remaining term of the agreements will not be less than one year. The employment agreements include obligations not to disclose confidential information and also provide for a noncompetition period that will continue for one year after the termination of the employee’s employment or the date on which the employee is no longer entitled to receive payments under the employment agreement. During the noncompetition period, the employees are generally prohibited from engaging in any business that competes with us or our affiliates in areas in which we conduct business as of the date of termination and from soliciting or inducing any of our employees to terminate their employment with us.

Stan Golemon and Michael Garberding have entered into Severance Agreements with Crosstex Energy GP, LLC. These agreements are substantially similar and provide for severance payable to the employee if their employment is terminated without cause before December 31, 2010 or in the event of a change in control (as defined in the Severance Agreements). Crosstex Energy GP, LLC has entered into similar Severance Agreements with other senior management and certain other key leaders.

Potential Payments Upon a Change of Control or Termination

Under the employment and severance agreements with our named executive officers, we may be required to pay certain amounts upon a change of control of us or our affiliates or upon the termination of the executive officer in certain circumstances. Except in the event of our becoming bankrupt or ceasing operations, termination for cause or termination by the employee other than for good reason, or if a change in control occurs during the term of an employee’s employment and either party to the agreement terminates the employee’s employment as a result thereof, the employment and severance agreements entered into between Crosstex Energy GP, LLC and each of the named executive officers provide for continued salary payments, accrued bonuses and benefits following termination of employment for the one year period following termination. The terms contained in the employment and severance agreements were established at the time we entered into such agreements with our named executive officers. These terms were determined based on past practice and our understanding of similar agreements utilized by public companies generally at the time we entered into such agreements. The determination of the reasonable consequences of a change of control is periodically reviewed by the Committee. For purposes of the employment and severance agreements:

•	“Cause” means that:

•	the employee has failed to perform the duties assigned to him and such failure has continued for 30 days following delivery by Crosstex Energy GP, LLC of written notice to the employee of such failure;

•	the employee has been convicted of a felony or misdemeanor involving moral turpitude;

•	the employee has engaged in acts or omissions against Crosstex Energy GP, LLC constituting dishonesty, breach of fiduciary obligation or intentional wrongdoing or misfeasance;

•	the employee has acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of Crosstex Energy GP, LLC; or

•	the employee has breached any obligation under the employment agreement, if applicable.

•	“Good Reason” includes any of the following:

•	the assignment to employee of any duties materially inconsistent with the employee’s position (including a materially adverse change in the employee’s office, title and reporting requirements), authority, duty or responsibilities;

•	Crosstex Energy GP, LLC requiring the employee to be based at any office other than the offices in the greater Dallas, Texas area;

•	regarding the severance agreements, any reduction in the employee’s base salary; and

•	regarding the employment agreements, any termination by Crosstex Energy GP, LLC of the employee’s employment other than as expressly permitted by the employment agreement, or a breach or violation by Crosstex Energy GP, LLC of any material provision of the employment agreement, which breach or violation remains unremedied for more than 30 days after written notice thereof is given to Crosstex Energy GP, LLC by the employee.

No act or failure to act on Crosstex Energy GP, LLC’s part shall be considered “good reason” unless the employee has given Crosstex Energy GP, LLC written notice of such act or failure to act within 30 days thereof and Crosstex Energy GP, LLC fails to remedy such act or failure to act within 30 days of its receipt of such notice.

•	A “change in control” shall be deemed to have occurred:

•	under the employment agreements, (i) if Crosstex Energy, Inc. and/or its affiliates, collectively, no longer directly or indirectly hold a controlling interest in Crosstex Energy GP, L.P. or Crosstex Energy GP, LLC and the named executive officer does not remain employed by Crosstex Energy GP, LLC upon the occurrence of such event (whether the employee’s employment is terminated voluntarily or by Crosstex Energy GP, LLC); (ii) upon the consummation of any transaction as a result of which any person (other than Yorktown Partners LLC, or its affiliates including any funds under its management) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of at least 50% of the total voting power represented by the outstanding voting securities of Crosstex Energy, Inc. at a time when Crosstex Energy, Inc. still beneficially owns 50% or more of the voting power of the outstanding equity interests of Crosstex Energy GP, L.P. or Crosstex Energy GP, LLC; or (iii) Crosstex Energy GP, LLC has caused the sale of at least 50% of our assets; or

•	under the severance agreements, if (i) a person or group of persons acting together acquire more than 50% of the currently issued and outstanding equity securities of Crosstex Energy, Inc. in one transaction or a series of transactions (provided, however, that Crosstex Energy, Inc.’s issuance of additional equity securities to a person or persons that, after such issuance, comprise more than 50% of the issued and outstanding equity securities of Crosstex Energy, Inc. is not a “Change in Control”); (ii) individuals who constitute the Board as of the date of the severance agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that any individual becoming a director subsequent to the date of the agreement whose election by the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board); or (iii) all or substantially all of our assets have been sold, transferred or are otherwise owned by an entity that is not directly or indirectly controlled or governed by Crosstex Energy, Inc.

If a termination of a named executive officer by us other than for cause, a termination by a named executive officer for good reason or upon a change in control were to have occurred as of December 31, 2009, our named executive officers would have been entitled to the following:

•	Barry E. Davis would have received $435,000 representing base salary for the remainder of the term of the employment agreement (i.e., one year’s salary paid at regularly scheduled times), $391,500 representing bonuses earned under any incentive plans in which he is a participant earned up to the date of termination or change in control (less any advance bonus payments previously made), and continued participation in Crosstex Energy GP, LLC’s health plans for the remainder of the term of the employment agreement;

•	William W. Davis would have received $315,000 representing base salary for the remainder of the term of the employment agreement (i.e., one year’s salary paid at regularly scheduled times), $204,750 representing bonuses earned under any incentive plans in which he is a participant earned up to the date of termination or change in control (less any advance bonus payments previously made), and continued participation in Crosstex Energy GP, LLC’s health plans for the remainder of the term of the employment agreement;

•	Joe A. Davis would have received $285,000 representing base salary for the remainder of the term of the employment agreement (i.e., one year’s salary paid at regularly scheduled times), $185,250 representing bonuses earned under any incentive plans in which he is a participant earned up to the date of termination or change in control (less any advance bonus payments previously made), and continued participation in Crosstex Energy GP, LLC’s health plans for the remainder of the term of the employment agreement;

•	Michael J. Garberding would have received $198,000 representing one year base salary (paid in a lump sum), $69,300 representing bonuses earned under any incentive plans in which he is a participant earned up to the date of termination or change in control (less any advance bonus payments previously made), and an amount equal to his cost under COBRA to extend medical insurance benefits for a period of one year; and

•	Stan Golemon would have received $220,000 representing one year base salary (paid in a lump sum), $77,000 representing bonuses earned under any incentive plans in which he is a participant earned up to the date of termination or change in control (less any advance bonus payments previously made), and an amount equal to his cost under COBRA to extend medical insurance benefits for a period of one year.

Long-Term Incentive Plans.  With respect to the Long-Term Incentive Plans, the amounts to be received by our named executive officers in these circumstances will be automatically determined based on the number of unvested stock or unit awards or restricted stock or units held by a named executive officer at the time of a change in control. The terms of the Long-Term Incentive Plans were determined based on past practice and our understanding of similar plans utilized by public companies generally at the time we adopted such plans. The determination of the reasonable consequences of a change of control is periodically reviewed by the Compensation Committee.

Crosstex Energy, Inc. Long-Term Incentive Plan.  Under current policy, if a grantee’s employment is terminated for any reason other than death or disability, depending on the particular terms of the agreement in question, a grantee’s options and restricted shares that have been granted may automatically be forfeited unless, and to the extent, our Compensation Committee provides otherwise. With respect to performance shares, however, in the case of a termination without cause or for good reason, the pro-rata portion of the number of shares that have accrued to the date of termination will vest and become payable to the participant. A grantee’s options, restricted shares and performance shares will generally vest in the event of death or disability. Immediately prior to a “change of control” of the Company, all option awards, restricted stock awards and performance shares will automatically vest and become payable or exercisable, as the case may be, in full and all vesting periods will terminate.

For purposes of the long-term incentive plans, a “change of control” means: (i) the consummation of a merger or consolidation of Crosstex Energy, Inc. with or into another entity or any other transaction, if persons who were not shareholders of Crosstex Energy, Inc. immediately prior to such merger, consolidation or other transaction beneficially own immediately after such merger, consolidation or other transaction 50% or more of the voting power of the outstanding securities of each of (a) the continuing or surviving entity and (b) any direct or indirect parent entity of such continuing or surviving entity; (ii) the sale, transfer or other disposition of all or substantially all of Crosstex Energy, Inc.’s assets; (iii) a change in the composition of the board of directors of Crosstex Energy, Inc. as a result of which fewer than 50% of the incumbent directors are directors who either (a) had been directors of Crosstex Energy, Inc. on the date 12 months prior to the date of the event that may constitute a change of control (the “original directors”) or (b) were elected, or nominated for election, to the board of directors of Crosstex Energy, Inc. with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or (iv) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the

Exchange Act), directly or indirectly, of securities of Crosstex Energy, Inc. representing at least 50% of the total voting power represented by Crosstex Energy, Inc.’s then outstanding voting securities.

If a change in control were to have occurred as of December 31, 2009, options, restricted stock and performance shares held by the named executive officers would have automatically vested and become payable or exercisable, and any vesting periods of restricted stock would have terminated, as follows:

•	Barry E. Davis held 104,167 shares of restricted stock and 213,744 performance shares that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	William W. Davis held 91,667 shares of restricted stock and 103,035 performance shares that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	Joe A. Davis held 91,667 shares of restricted stock and 87,634 performance shares that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	Michael J. Garberding held 34,079 shares of restricted stock would have become fully vested, payable and/or exercisable as a result of such change in control; and

•	Stan Golemon held 48,167 shares of restricted stock would have become fully vested, payable and/or exercisable as a result of such change in control.

Crosstex Energy GP, LLC Long-Term Incentive Plan.  Under current policy, if a grantee’s employment is terminated for any reason other than death or disability, depending on the particular terms of the agreement in question, a grantee’s unit options and restricted units granted under the long-term incentive plan may automatically be forfeited unless, and to the extent, the Committee provides otherwise. With respect to performance units, however, in the case of a termination without cause or for good reason, the pro-rata portion of the number of units that have accrued to the date of termination will vest and become payable to the participant. A grantee’s options, restricted units and performance units will generally vest in the event of death or disability. Upon a change in control of Crosstex Energy, L.P. or its general partner, all unit options, restricted units and performance units will automatically vest and become payable or exercisable, as the case may be, in full and any restricted periods or performance criteria shall terminate or be deemed to have been achieved at the maximum level.

For purposes of the long-term incentive plan, a “change in control” means, and shall be deemed to have occurred upon: (i) the consummation of a merger or consolidation of Crosstex Energy GP, LLC with or into another entity or any other transaction if persons who were not holders of equity interests of Crosstex Energy GP, LLC immediately prior to such merger, consolidation or other transaction, own 50% or more of the voting power of the outstanding equity interests of the continuing or surviving entity; (ii) the sale, transfer or other disposition of all or substantially all of Crosstex Energy GP, LLC’s or our assets; (iii) a change in the composition of the board of directors as a result of which fewer than 50% of the incumbent directors are directors who either had been directors of Crosstex Energy GP, LLC on the date 12 months prior to the date of the event that may constitute a change in control (the “original directors”) or were elected, or nominated for election, to the board of directors of Crosstex Energy GP, LLC with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or (iv) the consummation of any transaction as a result of which any person (other than Yorktown Partners LLC, or its affiliates including any funds under its management) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Crosstex Energy, Inc. representing at least 50% of the total voting power represented by Crosstex Energy, Inc.’s then outstanding voting securities at a time when Crosstex Energy, Inc. still beneficially owns more than 50% of securities of Crosstex Energy GP, LLC representing at least 50% of the total voting power represented by Crosstex Energy GP, LLC’s then outstanding voting securities.

If a change in control were to have occurred as of December 31, 2009, unit options, restricted units and performance units held by the named executive officers would have automatically vested and become payable or exercisable, as follows:

•	Barry E. Davis held 104,167 restricted units and 218,120 performance units that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	William W. Davis held 91,667 restricted units and 105,318 performance units that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	Joe A. Davis held 91,667 restricted units and 91,876 performance units that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	Michael J. Garberding held 34,494 restricted units that would have become fully vested, payable and/or exercisable as a result of such change in control; and

•	Stan Golemon held 48,607 restricted units that would have become fully vested, payable and/or exercisable as a result of such change in control.

Role of Executive Officers in Executive Compensation

The Board, upon recommendation of the Committee, determines the compensation payable to each of the named executive officers. None of the named executive officers serves as a member of the Committee. Barry E. Davis, the Chief Executive Officer, reviews his recommendations regarding the compensation of his leadership team with the Committee, including specific recommendations for each element of compensation for the named executive officers. Barry E. Davis does not make any recommendations regarding his personal compensation.

Tax and Accounting Considerations

The equity compensation grant policies of the Crosstex entities have been impacted by the implementation of FASB ACS 718, which we adopted effective January 1, 2006. Under this accounting pronouncement, we are required to value unvested unit options granted prior to our adoption of FASB ACS 718 under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. As a result, the Crosstex entities currently intend to discontinue grants of unit option and stock option awards and instead grant restricted unit and restricted stock awards to the named executive officers and other employees. The Crosstex entities have structured the compensation program to comply with Internal Revenue Code Section 409A. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. None of the named executive officers or other employees had non-performance based compensation paid in excess of the $1.0 million tax deduction limit contained in Internal Revenue Code Section 162(m).

Summary Compensation Table

The following table sets forth certain compensation information for our named executive officers.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)	($)(1)	($)(2)	($)	($)	($)	($)		($)

Barry E. Davis	2009	435,000	435,000	1,117,712	—	—	—	45,327	(3)	2,033,039
President and Chief	2008	435,000	78,000	1,154,104	—	—	—	356,580		2,023,684
Executive Officer	2007	400,000	400,000	1,111,409	—	—	—	213,210		2,124,619
William W. Davis	2009	315,000	315,000	983,587	—	—	—	37,120	(4)	1,650,707
Executive Vice	2008	315,000	147,000	557,137	—	—	—	220,452		1,239,589
President and Chief	2007	290,000	226,000	534,691	—	—	—	227,411		1,278,102
Financial Officer
Joe A. Davis	2009	285,000	385,000 (8)	983,587	—	—	—	32,370	(5)	1,685,957
Executive Vice President and	2008	285,000	43,000	504,085	—	—	—	234,324		1,066,409
General Counsel	2007	265,000	226,000	366,422	—	—	—	137,440		994,862
Michael J. Garberding	2009	198,000	117,000	312,962	—	—	—	18,274	(6)	646,236
Senior Vice President
Stan Golemon	2009	220,000	132,000	447,087	—	—	—	18,820	(7)	817,907
Senior Vice President

(1)	Bonuses include all payments made under the Annual Cash Bonus Plan and Key Employee Retention Plan. See discussion on page 17.

(2)	The amounts shown represent the grant date fair value of awards computed in accordance with FASB ACS 718. See Note 11 to our audited financial statements included in Item 8 of the 2009 Annual Report for the assumptions made in our valuation of such awards. Values for awards subject to performance conditions are computed based upon the probable outcome of the performance condition as of the grant date of the award. With respect to the performance units and shares received during 2007 and 2008 (see discussion on page 18), the table below shows (i) minimum and maximum possible payouts based upon the grant date fair value of the underlying securities, and (ii) the currently expected payouts at the closing prices as of December 31, 2009 of $8.60 for Crosstex Energy, L.P.’s common units and $6.05 for Crosstex Energy, Inc.’s common shares:

			Maximum Payout	Minimum Payout	Expected Payout
	Grant	Payout	(at Grant Date Fair	(at Grant Date Fair	(at 12/31/09 Market
Name	Year	Date	Value)	Value)	Value)

Barry E. Davis	2007	3/1/2010	$2,222,819	$333,412	$75,518
	2008	3/1/2011	$11,541,116	$1,154,105	$266,551
William W. Davis	2007	3/1/2010	$1,069,382	$160,352	$36,333
	2008	3/1/2011	$5,571,538	$557,138	$128,676
Joe A. Davis	2007	3/1/2010	$732,844	$109,914	$24,905
	2008	3/1/2011	$4,259,968	$504,085	$116,422

(3)	Amount of all other compensation for Mr. Barry Davis includes professional organization and social club dues, a matching 401(k) contribution of $16,500, distributions on restricted units and performance units of Crosstex Energy, L.P. in the amount of $19,571 in 2009 and dividends on restricted stock and performance shares of Crosstex Energy, Inc. in the amount of $6,975 in 2009.

(4)	Amount of all other compensation for Mr. William Davis includes professional organization and social club dues, a matching 401(k) contribution of $22,000, distributions on restricted units and performance units of Crosstex Energy, L.P. in the amount of $9,424 in 2009 and dividends on restricted stock and performance shares of Crosstex Energy, Inc. in the amount of $3,360 in 2009.

(5)	Amount of all other compensation for Mr. Joe Davis includes professional organization and social club dues, a matching 401(k) contribution of $16,500, distributions on restricted units and performance units of Crosstex Energy, L.P. in the amount of $9,900 in 2009 and dividends on restricted stock and performance shares of Crosstex Energy, Inc. in the amount of $3,634 in 2009.

(6)	Amount of all other compensation for Mr. Michael Garberding includes a matching 401(k) contribution of $16,500, distributions on restricted units of Crosstex Energy, L.P. in the amount of $1,332 in 2009 and dividends on restricted stock of Crosstex Energy, Inc. in the amount of $442 in 2009.

(7)	Amount of all other compensation for Mr. Stan Golemon includes a matching 401(k) contribution of $16,500, distributions on restricted units of Crosstex Energy, L.P. in the amount of $1,735 in 2009 and dividends on restricted stock of Crosstex Energy, Inc. in the amount of $585 in 2009.

(8)	In addition to bonuses received under the Annual Cash Bonus Plan and Key Employee Retention Plan, Mr. Joe A. Davis received a discretionary bonus in the amount of $100,000.

Grants of Plan-Based Awards for Fiscal Year 2009 Table

The following tables provide information concerning each grant of an award made to a named executive officer for fiscal year 2009, including, but not limited to, awards made under the Crosstex Energy, Inc. Long-Term Incentive Plans and the Crosstex Energy GP, LLC Long-Term Incentive Plan.

CROSSTEX ENERGY, INC. — GRANTS OF PLAN-BASED AWARDS

			Grant
			Date Fair
			Value of
			Stock
		Number of Shares	Awards
Name	Grant Date	(#)(1)	($)

Barry E. Davis	12/15/09	104,167	469,793
William W. Davis	12/15/09	91,667	413,418
Joe A. Davis	12/15/09	91,667	413,418
Michael J. Garberding	12/15/09	29,167	131,543
Stan Golemon	12/15/09	41,667	187,918

(1)	These grants include the right to receive dividends on restricted shares if made on unrestricted common shares during the restricted period unless otherwise forfeited.

CROSSTEX ENERGY GP, LLC — GRANTS OF PLAN-BASED AWARDS

			Grant
			Date Fair
			Value of
			Unit
		Number of Units	Awards
Name	Grant Date	(#)(1)	($)

Barry E. Davis	12/15/09	104,167	647,919
William W. Davis	12/15/09	91,667	570,169
Joe A. Davis	12/15/09	91,667	570,169
Michael J. Garberding	12/15/09	29,167	181,419
Stan Golemon	12/15/09	41,667	259,169

(1)	These grants include Distribution Equivalent Rights (DERs) that provide for distributions on restricted units if made on unrestricted common units during the restriction period unless otherwise forfeited.

Outstanding Equity Awards at Fiscal Year-End Table for Fiscal Year 2009

The following tables provide information concerning all outstanding equity awards made to a named executive officer as of December 31, 2009, including, but not limited to, awards made under the Crosstex Energy, Inc. Long-Term Incentive Plans and the Crosstex Energy GP, LLC Long-Term Incentive Plan.

CROSSTEX ENERGY, INC. — OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market
			Equity						Number	or Payout
			Incentive						of	Value of
			Plan					Market	Unearned	Unearned
			Awards:					Value of	Shares,	Shares,
	Number of	Number of	Number of			Number		Shares or	Units or	Units or
	Securities	Securities	Securities			of Shares or		Units of	Other	Other
	Underlying	Underlying	Underlying			Units of		Stock	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option		Stock That		That	That	That
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)(2)	(#)(3)	($)(2)

Barry E. Davis	—	—	—	—	—	104,167	(1)	630,210	5,625 (4)	34,031
									17,624 (5)	106,625
William W. Davis	—	—	—	—	—	91,667	(1)	554,585	2,692 (4)	16,287
									8,508 (5)	51,473
Joe A. Davis	—	—	—	—	—	91,667	(1)	554,585	1,845 (4)	11,162
									7,698 (5)	46,573
Michael J. Garberding	—	—	—	—	—	29,167	(1)	176,460	—	—
						4,912	(6)	29,718
Stan Golemon	—	—	—	—	—	41,667	(1)	252,085	—	—
						6,500	(6)	39,325

(1)	Restricted units vest in three equal installments on January 1, 2011, 2012 and 2013.

(2)	The closing price for the common stock was $6.05 as of December 31, 2009.

(3)	Performance shares reported at the threshold (minimum) number of shares. See discussion on page 18.

(4)	Performance shares vest on March 1, 2010.

(5)	Performance shares vest on March 1, 2011.

(6)	Restricted shares vest on April 1, 2011.

CROSSTEX ENERGY GP, LLC — OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market
			Equity						Number	or Payout
			Incentive						of	Value of
			Plan						Unearned	Unearned
			Awards:						Shares,	Shares,
	Number of	Number of	Number of					Market	Units or	Units or
	Securities	Securities	Securities			Number		Value of	Other	Other
	Underlying	Underlying	Underlying			of Units		Units	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option		That		That	That	That
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)(2)	(#)(3)	($)(2)

Barry E. Davis	—	—	—	—	—	104,167	(1)	895,836	4,824 (4)	41,486
									18,596 (5)	159,926
William W. Davis	—	—	—	—	—	91,667	(1)	788,336	2,331 (4)	20,047
									8,977 (5)	77,202
Joe A. Davis	—	—	—	—	—	91,667	(1)	788,336	1,598 (4)	13,743
									8,122 (5)	69,849
Michael J. Garberding	—	—	—	—	—	29,167	(1)	250,836	—	—
						5,327	(6)	45,812
Stan Golemon	—	—	—	—	—	41,667	(1)	358,336	—	—
						6,940	(6)	59,684

(1)	Restricted units vest in three equal installments on January 1, 2011, 2012 and 2013.

(2)	The closing price for the common units was $8.60 as of December 31, 2009.

(3)	Performance units reported at the threshold (minimum) number of units. See discussion on page 20.

(4)	Performance units vest on March 1, 2010.

(5)	Performance units vest on March 1, 2011.

(6)	Restricted units vest on April 1, 2011.

Option Exercises and Units and Shares Vested Table for Fiscal Year 2009

The following table provides information related to the exercise of options and vesting of restricted units and restricted shares during fiscal year ended 2009.

OPTION EXERCISES AND UNITS AND SHARES VESTED

	Crosstex Energy, L.P.		Crosstex Energy, Inc.
	Unit Awards		Share Awards
	Number of		Number of
	Units		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Vesting	on Vesting	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Barry E. Davis	16,667	72,835	38,154	135,901
William W. Davis	10,145	44,334	36,594	123,367
Joe A. Davis	7,199	22,389	8,565	35,716
Michael J. Garberding	—	—	—	—
Stan Golemon	—	—	—	—

Compensation of Directors for Fiscal Year 2009

DIRECTOR COMPENSATION

	Fees Earned
	or Paid in		All Other
	Cash	Unit Awards(1)	Compensation(2)	Total
Name	($)	($)	($)	($)

James C. Crain(3)	89,000	75,002	330	164,332
Leldon E. Echols	31,625	37,501	98	69,224
Bryan H. Lawrence	—	—	—	—
Sheldon B. Lubar	19,375	37,501	98	56,974
Cecil E. Martin	27,719	37,501	98	65,318
Robert F. Murchison(3)	89,625	75,002	371	164,998

(1)	Messrs. Echols, Lubar, Martin, Crain and Murchison were granted awards of restricted shares of Crosstex Energy, Inc. on August 13, 2009 with a fair market value of $3.94 per share that will vest on May 7, 2010 in the following amounts, respectively: 9,518; 9,518; 9,518; 19,036; and 19,036. The amounts shown represent the grant date fair value of awards computed in accordance with FASB ACS 718. See Note 11 to our audited financial statements included in Item 8 of the 2009 Annual Report for the assumptions made in our valuation of such awards. At December 31, 2009, Messrs. Echols, Lubar, Martin, Crain and Murchison held aggregate outstanding restricted share awards, in the following amounts, respectively: 9,518; 9,518; 9,518; 19,036; and 19,036. Mr. Lawrence held no outstanding restricted share awards at December 31, 2009.

(2)	Other compensation is comprised of dividends on restricted shares.

(3)	Messrs. Crain and Murchison serve only on our Board, and unlike the other Board members listed, none of their compensation is allocated to Crosstex Energy, L.P.

Each non-employee director (other than Mr. Lawrence) is paid an annual retainer fee of $50,000. Directors do not receive an attendance fee for each regularly scheduled quarterly board meeting, but are paid $1,500 for each additional meeting that they attend. Also, an attendance fee of $1,500 is paid to each director for each committee meeting that is attended, other than the Audit Committee, which pays a fee of $3,000 per meeting. The respective Chairs of each committee receive the following annual fees: Audit — $7,500, Compensation — $7,500, and Governance — $5,000. Directors are also reimbursed for related out-of-pocket expenses. Barry E. Davis, as an executive officer of the Company, is otherwise compensated for his services and therefore receives no separate compensation for his service as a director. For directors that serve on both the boards of Crosstex Energy GP, LLC and Crosstex Energy, Inc., the above listed fees are generally allocated 75% to Crosstex Energy, L.P. and 25% to us, except in the case for service on the Audit Committee, where the Chair is paid a separate fee for each entity and meeting fees are split 50% to each entity. The Governance Committee annually reviews and makes recommendations to our Board regarding the compensation of the directors. Mr. Lawrence received no compensation in 2009.

Compensation Polices and Practices As They Relate to the Company’s Risk Management

The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended 2009, the Compensation Committee was composed of Cecil E. Martin (Chairman) and Robert F. Murchison. No member of the Compensation Committee was an officer or employee of the Company during the last fiscal year, was formerly an officer or employee of the Company or had any relationship otherwise requiring disclosure hereunder. None of our executive officers served on the board of directors or the compensation committee of any other entity for which any officers of such other entity served either on our Board or Compensation Committee.

Equity Compensation Plans

The following table provides information regarding our equity compensation plans as of December 31, 2009.

Number of Securities
Remaining Available for
	Number of Securities to be		Future Issuance Under
	Issued Upon Exercise of	Weighted-Average Price of	Equity Compensation Plan
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants, and Rights	Warrants and Rights	Reflected in Column(a))
	(a)	(b)	(c)

Equity Compensation Plans Approved By Security Holders(1)	1,562,127 (2)	$9.54 (3)	2,230,800
Equity Compensation Plans Not Approved By Security Holders	N/A	N/A	N/A

(1)	Our Amended and Restated Long-Term Incentive Plan was approved by our stockholders in October 2006. Our 2009 Long-Term Incentive Plan was approved by our stockholders in May 2009. See Item 11, “Executive Compensation — Compensation Discussion and Analysis” of the 2009 Annual Report. The plans, as amended, provide for issuance of a total of 7,190,000 common share options and restricted shares.

(2)	The number of securities includes (i) 1,347,981 restricted shares that have been granted under our long-term incentive plan that have not vested, and (ii) 146,646 performance units which could result in grants of restricted units in the future.

(3)	The exercise prices for outstanding options under the plan as of December 31, 2009 range from $6.50 to $13.33 per shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain officers and any 10% beneficial owners of us to send reports of their beneficial ownership of Common Stock and changes in beneficial ownership to the SEC. Based on our records, except as set forth below, we believe that during fiscal 2008 all of such reporting persons complied with all Section 16(a) filing requirements applicable to them. Due to administrative errors, Form 4s were filed late on behalf of Susan J. McAden on January 29, 2010, July 14, 2009 and February 3, 2009 and Chieftain Capital Management, Inc. on December 17, 2009. Due to administrative error, Form 3s were filed late on behalf of Michael J. Garberding and Stan Golemon on December 29, 2009. The appropriate filings were made by us on behalf of these persons promptly following discovery of the errors.

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of our Board has selected KPMG LLP (“KPMG”) to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to ratification by our stockholders. If our stockholders do not ratify the appointment, the Audit Committee will consider whether it should select a different firm, however, it is not required to do so. On the other hand, even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Crosstex Energy, Inc. and our stockholders. A representative of KPMG will be present at the annual meeting of stockholders and will have the opportunity to make a statement if he or she so desires to do so and is expected to be available to respond to appropriate questions. Our Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of KPMG as our independent public accounting firm for the fiscal year ended December 31, 2010.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTING FIRM

Audit Fees

The fees for professional services rendered for the audit of our annual financial statements for each of the fiscal years ended December 31, 2009 and December 31, 2008, review of our internal control procedures for the fiscal year ended December 31, 2009 and December 31, 2008, and the reviews of the financial statements included in our Quarterly Reports on Forms 10-Q or services that are normally provided by KPMG in connection with statutory or regulatory filings or engagements for each of those fiscal years were $243,000. The fees for professional services rendered for the audit of Crosstex Energy, L.P.’s annual financial statements for each of the fiscal years ended December 31, 2009 and December 31, 2008, review of our internal control procedures for the fiscal year ended December 31, 2009 and December 31, 2008, and the reviews of the financial statements included in Crosstex Energy, L.P.’s Quarterly Reports on Forms 10-Q or services that are normally provided by KPMG in connection with statutory or regulatory filings or engagements for each of those fiscal years were $1.2 million. These amounts also included fees associated with comfort letters and consents related to debt and equity offerings of Crosstex Energy, L.P.

Audit-Related Fees

KPMG did not perform any assurance and services related to the performance of the audit or review of our financial statements for the fiscal years ended December 31, 2009 and December 31, 2008 that were not included in the audit fees listed above.

Tax Fees

We did not incur any fees by KPMG for tax compliance, tax advice and tax planning for the years ended December 31, 2009 and December 31, 2008.

All Other Fees

KPMG did not render services to us, other than those services covered in the section captioned “Audit Fees” for the fiscal years ended December 31, 2009 and December 31, 2008.

Audit Committee Approval of Audit and Non-Audit Services

All audit and non-audit services and any services that exceed the annual limits set forth in our annual engagement letter for audit services must be pre-approved by the Audit Committee. In 2010, the Audit Committee has not pre-approved the use of KPMG for any non-audit related services. The Chairman of the Audit Committee is authorized by the Audit Committee to pre-approve additional KPMG audit and non-audit services between Audit Committee meetings; provided that the additional services do not affect KPMG’s independence under applicable Securities and Exchange Commission rules and any such pre-approval is reported to the Audit Committee at its next meeting.

REPORT OF THE AUDIT COMMITTEE

The following statement is furnished by the Audit Committee of Crosstex Energy, Inc. and is not incorporated by reference into any document that we file with the SEC.

Audit Committee Charter.  Our Audit Committee acts pursuant to the Audit Committee Charter (the “Charter”) adopted by the Board in February 2007. The Audit Committee consists solely of independent members of the Board. The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board, including the evaluation, retention, and, if necessary, termination of the Company’s independent accountants, the system of internal control and the audit process. In performing its role, the Audit Committee maintains effective working relationships with the Board, management, the internal auditors and the independent accountants. The Audit Committee has discussed with senior management and the independent accountants the reporting and internal controls that have been undertaken by the Company in connection with certification by the Company’s Chief Executive Officer and Chief Financial Officer pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in certain of the Company’s filings with the Securities and Exchange Commission and such other matters as it deemed appropriate. As set forth in the Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market. The independent accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Auditor Independence.  In the performance of its oversight function, the Audit Committee has reviewed and discussed the quarterly and audited financial statements, including the quality of accounting principles, with management and the independent accountants. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as currently in effect. Finally, the Audit Committee (i) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2009 with the Company’s management and with the Company’s independent auditors; (ii) discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and (iii) received the written disclosures and the letter from the Company’s independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence and discussed with the Company’s independent auditors the independent auditors’ independence.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent accountants are in fact “independent.”

Audit Committee Recommendation.  Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by the Audit Committee of the Board:

Leldon E. Echols (chair)
James C. Crain
Cecil E. Martin Jr.

PROPOSAL THREE: SEXUAL ORIENTATION NON-DISCRIMINATION POLICY

The Office of the Comptroller of New York City, 1 Centre Street, New York, NY 10007-2341, as the trustee and/or custodian of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund, and the New York City Board of Education Retirement System has notified the Company of its intention to introduce the following proposal for consideration and action by the stockholders at the Annual Meeting. The Office of the Comptroller of New York City has provided the following recitals, resolutions and accompanying statements. The Company has not undertaken any review of the veracity or relevance of the statements or recitals, and is not responsible for any inaccuracies contained therein. Our Board recommends a vote “AGAINST” this proposal for the reasons set forth below.

Whereas:  Crosstex Energy, Inc. does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May, 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved:  The Shareholders request that Crosstex Energy, Inc. amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity or expression and to substantially implement the policy.

Supporting Statement:  Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Crosstex Energy, Inc. will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Board of Directors’ Statement in Opposition to Proposal No. 3:

The Board is firmly committed to a policy of equal opportunity for all employees and to a work environment that values diversity. The Company does not have any employees; therefore it has not been necessary for it to specifically adopt employment policies. However, the Partnership has adopted an Equal Employment Opportunity Policy that explicitly prohibits discrimination based upon race, color, retaliation, gender, national origin, age, mental or physical disability, sexual orientation, veteran status or any other characteristic protected by law. Due to the wide reach of this policy, we believe that the current policy of the Partnership ensures that all employees are treated fairly and with respect.

The Company is fully dedicated to being affiliated with companies that promote a diverse workforce and that work hard to build and retain an inclusive and respectful work environment. Further, because we do not have employees, we believe that it is unnecessary for us to adopt employment policies that list all categories along which discrimination is to be prohibited. The Board believes that the Partnership’s employment policies already appropriately address the concerns set forth in the proposal and believes that adopting a policy would not benefit the Company, its stockholders or the employees of the Partnership.

For the above reasons, the Board recommends that the stockholders vote “AGAINST” this proposal.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Stockholder Proposals

Any proposal by a stockholder intended to be presented at the 2010 annual meeting of stockholders must be received by us at our principal executive offices at 2501 Cedar Springs Road, Dallas, Texas, 75201, Attention: Corporate Secretary, no later than November 26, 2010 for inclusion in our proxy materials relating to that meeting.

In order for a stockholder to bring other business before an annual meeting of stockholders, timely notice must be received in proper written form by our Corporate Secretary. To be timely, notice by a stockholder must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the one year anniversary of the date of our proxy statement issued in connection with the prior year’s annual meeting, and not less than 60 days prior to the meeting. To be in proper written form, notice by a stockholder to our Corporate Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a description of the business desired to be brought before the meeting, (ii) the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the business is being brought, (iii) the class, series and number of shares of us which are beneficially owned by the stockholder and such other beneficial owner, (iv) any material interest of the stockholder and such other beneficial owner in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual or special meeting to bring such business before such meeting.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and have consented to our mailing of proxy materials and other stockholder information only to one account in such household will receive only one copy of the notice regarding Internet availability of the proxy materials or one paper copy of the proxy materials, as applicable, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure helps reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy or voting instruction cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the notice regarding Internet availability of the proxy materials or the proxy materials, as applicable, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Kathy Sitz at 214-721-9370 or send your request to Crosstex Energy, Inc., Attn: Kathy Sitz, 2501 Cedar Springs, Dallas, Texas 75201. You may also contact us at this phone number or address if you participate in householding and wish to receive a separate copy of these documents.

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

Solicitation of Proxies

The cost of the solicitation of proxies will be paid by us. In addition to solicitation by mail, our directors, officers and employees may also solicit proxies from stockholders by telephone, facsimile, electronic mail or in person. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, we will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

Additional Information about the Company

You can learn more about us and our operations by visiting our website at www.crosstexenergy.com. For additional information about us, please refer to our 2009 Annual Report. Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. All stockholders who do not receive the notice will receive a paper copy of the proxy materials by mail.

CROSSTEX ENERGY, INC.

Barry E. Davis
President and
Chief Executive Officer

ANNUAL MEETING OF STOCKHOLDERS OF
CROSSTEX ENERGY, INC.
May 7, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://phx.corporate-ir.net/phoenix.zhtml?c=148525&p=proxy
Please complete, sign, date
and mail your proxy card in
the postage-paid envelope
provided as soon as possible.
¯ Please detach along perforated line and mail in the envelope provided. ¯

20303003000000000000 6	050710

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK.

1. Election of Directors: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.					THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
		NOMINEES:				FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	o o o	Bryan H. Lawrence Cecil E. Martin Jr. James C. Crain		2. Proposal to ratify the appointment of KPMG LLP as Crosstex Energy, Inc.’s independent public accounting firm for the fiscal year ended December 31, 2010.	☐	☐	☐

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.
						FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)				3. Proposal to amend Crosstex Energy, Inc.’s employment policy to explicitly prohibit discrimination based on sexual orientation and gender identity or expression.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and fill in the circle next to the nominee you wish to withhold, as shown here: ●					IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership’s name by authorized person.

1
PROXY
CROSSTEX ENERGY, INC.
2501 CEDAR SPRINGS RD.
DALLAS, TEXAS 75201
Proxy Solicited on Behalf of the Board of Directors
     The undersigned, revoking any proxy heretofore given for the meeting of the stockholders described on the reverse side of this card, hereby appoints Barry E. Davis and Joe A. Davis, and each of them, proxies, with full powers of substitution, to represent the undersigned at the annual meeting of stockholders of Crosstex Energy, Inc. to be held on May 7, 2010, and at any adjournment or postponement thereof, and to vote all shares that the undersigned would be entitled to vote if personally present as follows:
The shares represented by this proxy will be voted as directed herein. IF THIS PROXY IS DULY EXECUTED AND RETURNED, AND NO VOTING DIRECTIONS ARE GIVEN HEREIN, SUCH SHARES WILL BE VOTED “FOR” APPROVAL OF ITEMS 1 AND 2 AND “AGAINST” APPROVAL OF ITEM 3. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid annual meeting of stockholders.
(Continued and to be signed and dated on the reverse side.)

COMMENTS:

14475